Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BTRS Holdings Inc.
Lawrenceville, New Jersey

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of BTRS Holdings Inc. of our report dated March 24, 2021 (except for Notes 1, 2, 5, 8, 9, 14 and 15, as to which the date is June 21, 2021), relating to the financial statements of BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust)), which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey
June 28, 2021